Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS FOR THE YEAR ENDED DECEMBER 31, 2021

Reno, Nevada, January 19, 2022 – Plumas Bancorp (Nasdaq: PLBC), the parent company of Plumas Bank, today announced record total assets and earnings at and for the year ended December 31, 2021. Total assets were $1.6 billion at December 31, 2021, an increase of $502 million from $1.1 billion at December 31, 2020. For the twelve months ended December 31, 2021, the Company reported net income of $21.0 million or $3.82 per share, an increase of $6.5 million from $14.5 million or $2.80 per share earned during 2020. Earnings per diluted share increased to $3.76 during the twelve months ended December 31, 2021, up $0.99 from $2.77 during 2020.

Earnings during the fourth quarter of 2021 totaled $5.5 million or $0.95 per share, an increase of $1.2 million from $4.3 million or $0.83 per share during the fourth quarter of 2020. Diluted earnings per share increased to $0.93 per share during the three months ended December 31, 2021, up from $0.82 per share during the quarter ended December 31, 2020.

Return on average assets was 1.52% during the twelve months ended December 31, 2021, up from 1.43% during 2020. Return on average equity increased to 17.8% for the twelve months ended December 31, 2021, up from 15.5% during 2020. Return on average assets was 1.35% during the current quarter, down from 1.50% during the fourth quarter of 2020. Return on average equity decreased to 16.5% for the three months ended December 31, 2021, down from 17.4% during the fourth quarter of 2020.

Results for the twelve and three months ended December 31, 2021, benefited from the acquisition of the Bank of Feather River (BFR), the wholly owned subsidiary of Feather River Bancorp, effective July 1, 2021. Total assets acquired from BFR, including goodwill, were $205 million. Loans acquired in the acquisition totaled $160 million and deposits totaled $177 million. Goodwill associated with the acquisition of Feather River Bancorp was $5.5 million and the core deposit intangible was $1.0 million.

In connection with the acquisition, the Company incurred a variety of non-recurring expenses. The non-recurring costs, exclusive of salaries and benefits, for the twelve months ended December 31, 2021, were $692 thousand consisting of $292 thousand in consulting costs including investment advisor fees, $171 thousand in legal expense, $175 thousand in outside service costs and $54 thousand in other expenses. The non-recurring costs for the three months ended December 31, 2021, were $148 thousand consisting primarily of outside services costs related to the conversion of BFR’s core processing system to the Company’s core system.

In addition to the acquisition of BFR, the Company benefited from an increase in PPP loan fees during the comparison periods, a reduction in salary expense related to the Employee Retention Credit (ERC) and a reduction in the provision for loan losses. During the twelve months ended December 31, 2021, PPP fees net of the amortization of PPP origination costs were $6.1 million. This compares to $2.6 million during the twelve months ended December 31, 2020. During the three months ended December 31, 2021, PPP fees net of the amortization of PPP origination costs were $1.2 million. This compares to $1.6 million during the three months ended December 30, 2020.

During the second and third quarters of 2021 the Company qualified for the ERC. The ERC was made available under the Coronavirus Aid, Relief, and Economic Security Act and modified and extended under the Taxpayer Certainty and Disaster Tax Relief Act of 2020. We recorded an ERC of $1.1 million during the second quarter and $1.2 million during the third quarter as a reduction of salary and benefit expense.

The provision for loan losses declined from $3.2 million during the twelve months ended December 31, 2020, to $1.1 million during 2021 and from $375 thousand during the three months ended December 31, 2020, to $250 thousand during the current quarter.

Financial Highlights

December 31, 2021, compared to December 31, 2020

●	Total assets increased by $502 million, or 45%, to a record level of over $1.6 billion.
●	Gross loans increased by $129 million, or 18%, to $839 million.
●	Loans held for sale increased by $30 million to a record level $31 million.
●	Investment securities increased by $126 million to a record level of $306 million.
●	Total deposits increased by $465 million, or 48%, to a record level of $1.4 billion.
●	Total equity increased by $33.9 million, or 34% to a record level of $134 million.
●	Book value per share increased by $3.72, or 19%, to a record level of $23.05, up from $19.33.
●	Tangible book value per share increased by $2.65 or 14%, to a record level of $21.84, up from $19.19

President’s Comments

“2021 was a difficult year for our region. The pandemic continued to create challenges and hardship and then the wildfires brought devastation and displacement to our clients, employees and even whole communities. Throughout it all we have tried to quickly respond to meet each new challenge to support those we serve. During the pandemic, we have kept our doors open while continuing to enhance electronic banking options and services. And in response to the wildfires we partnered with The Community Fund of Northern Nevada, donating $50 thousand to the Dixie Fire Community Fund which has raised more than $230 thousand. During all the turmoil, I’m very proud to report that we were able to successfully complete the acquisition of Bank of Feather River and have fully integrated their operations into ours. This acquisition resulted in the appointment of Julie Morehead, the former CEO of Bank of Feather River, to Plumas’ Board of Directors. Julie’s community banking expertise has proven a real asset and added strength to our Board,” recapped Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank.

“As we enter a new year, we wish to thank our many loyal clients, the communities we serve, and our shareholders for their continuing support,” concluded Ryback.

Loans, Deposits, Investments and Cash

Mostly related to our acquisition of BFR, gross loans increased by $129 million, or 18%, from $709 million at December 31, 2020, to $839 million at December 31, 2021. Increases in loans included $54 million in agricultural loans, $66 million in commercial real estate loans, $26 million in construction loans and $4 million in residential real estate loans; these items were partially offset by a decrease of $17 million in commercial loans and $4 million in all other loan categories. Excluding PPP loan activity, commercial loans would have increased by $19 million. PPP loans totaled $35 million at December 31, 2021, and $71 million at December 31, 2020. Unamortized loan fees net of unamortized loan costs on PPP loans totaled $1.3 million at December 31, 2021.

Beginning in 2020 we instituted a loan forbearance program to assist borrowers with managing cash flows disrupted due to COVID-19; we ended this program in the fourth quarter of 2021 and there are no loan balances on deferral related to this program at December 31, 2021.

Total deposits increased by $465 million from $974 million at December 31, 2020, to $1.4 billion at December 31, 2021. We acquired $177 million in deposits upon the acquisition of BFR. Excluding BFR deposits, we attribute much of this increase to Pandemic related economic stimulus, a more cautious consumer, and continued growth in our customer base. The increase in deposits includes increases of $220 million in demand deposits, $134 million in savings accounts, $87 million in money market accounts, and $24 million in time deposits.

At December 31, 2021, 51% of the Company’s deposits were in the form of non-interest bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $126 million from $180 million at December 31, 2020, to $306 million at December 31, 2021. The Bank’s investment security portfolio consists of debt securities issued by US Government agencies, US Government sponsored agencies and municipalities. Cash and due from banks increased by $196 million from $185 million at December 31, 2020, to $381 million at December 31, 2021.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at December 31, 2021, totaled $5.4 million, up from $3.0 million at December 31, 2020. Nonperforming assets as a percentage of total assets increased to 0.33% at December 31, 2021, up from 0.27% at December 31, 2020. OREO totaled $0.5 million at December 31, 2021, and $0.4 million at December 31, 2020. Nonperforming loans were $4.9 million at December 31, 2021, up from $2.5 million at December 31, 2020. Nonperforming loans as a percentage of total loans increased to 0.58% at December 31, 2021, up from 0.36% at December 31, 2020.

The provision for loan losses decreased from $3.2 million during 2020 to $1.1 million during 2021. Net charge-offs totaled $675 thousand and $516 thousand during the twelve months ended December 31, 2021, and 2020, respectively. The allowance for loan losses totaled $10.4 million at December 31, 2021, and $9.9 million at December 31, 2020. The allowance for loan losses as a percentage of total loans decreased from 1.40% at December 31, 2020, to 1.23% at December 31, 2021. Excluding loans acquired from BFR and recorded at fair value, the allowance for loan losses as a percentage of total loans at December 31, 2021, would have been 1.45%.

Shareholders’ Equity

Total shareholders’ equity increased by $33.9 million from $100.2 million at December 31, 2020, to $134.1 million at December 31, 2021. The $33.9 million includes earnings during the twelve-month period totaling $21.0 million, common stock issued in the acquisition of Feather River Bancorp totaling $18.7 million and stock option activity totaling $0.5 million. These items were partially offset by the payment of cash dividends totaling $3.1 million and a decrease in accumulated other comprehensive income of $3.2 million.

Net Interest Income and Net Interest Margin

Driven by the acquisition of BFR and an increase in PPP fees, net interest income for the twelve months ended December 31, 2021, increased by $8.5 million from $38.4 million during the year ended December 31, 2020, to $46.9 million during 2021. Interest income increased by $8.4 million to $48 million while interest expense decreased by $92 thousand to $1.1 million. Included in interest income during the current year were PPP fees net of costs of $6.1 million, an increase of $3.5 million from $2.6 million during 2020. The average yield on loans, including loans held for sale, increased by 26 basis points from 5.15% during 2020 to 5.41% during the current period. Excluding interest and fees on PPP loans, loan yield would have declined by 18 basis points to 5.05% for the current year compared to 5.23% during the twelve months ended December 31, 2020.

Average interest earning assets during 2021 totaled $1.3 billion, an increase of $339 million from the same period in 2020. This increase in average interest earning assets consisted of increases of $91 million in average loan balances, $11 million in average loans held for sale, $80 million in average investment securities and $157 million in average cash balances. The effect of the increase in average interest earning assets was partially offset by a decline in the average yield on interest earning assets of 43 basis points to 3.72%. Net interest margin decreased 39 basis points to 3.63% during 2021, down from 4.02% during 2020.

Net interest income increased by $2.5 million from $10.5 million during the three months ended December 31, 2020, to $13.0 million for the three months ended December 31, 2021. The increase in net interest income includes increases of $2.5 million in interest income and $33 thousand in interest expense. Interest and fees on loans, including loans held for sale, increased by $1.9 million principally related to an increase in average loan balances. During the current quarter we recorded amortization of loan fees net of loan costs on PPP loans totaling $1.2 million, a decrease of $0.4 million for the same quarter in 2020. This includes normal amortization on our PPP portfolio and the effect of PPP loan forgiveness.

Average loan balances, including loans held for sale, increased by $134 million, while the average yield on loans increased by 4 basis points from 5.40% during the fourth quarter of 2020 to 5.44% during the current quarter. Excluding the effect of the PPP loans, loan yield would have increased by 5 basis points to 5.12% for the current quarter and 5.07% during the fourth quarter of 2020. Interest on investment securities increased by $491 thousand related to growth in the investment portfolio. Average investment securities increased by $120 million to $289 million. The average yield on investment securities during the three months ended December 31, 2021, was 1.80%, a decline of 12 basis points from 1.92% during the fourth quarter of 2020. Interest on cash balances increased by $82 thousand related mostly to an increase in average balances of $170 million. Net interest margin for the three months ended December 31, 2021, decreased 46 basis points to 3.44%, down from 3.90% for the same period in 2020.

Non-Interest Income/Expense

During 2021, non-interest income totaled $8.7 million, an increase of $253 thousand from the $8.5 million earned during 2020. This increase included increases in several categories of non-interest income, the largest of which was $711 thousand in interchange income. These items were partially offset by decreases of $336 thousand in gains on sale of loans, $251 in gains on sale of fixed assets and a $209 thousand loss on sale of investment securities classified as available for sale. The decline in gains on sale of fixed assets includes the effect of a $218 thousand gain on sale of an administrative building during the second quarter of 2020. While gains on sale of loans decreased by $336 thousand, loans held for sale increased by $30.6 million to $31.3 million. Loans held for sale consist of the guaranteed portion of SBA 7(a) loans.

During the three months ended December 31, 2021, and 2020, non-interest income totaled $2.5 million and $2.2 million, respectively. The largest increase in non-interest income was $237 thousand in interchange income. In addition, we received insurance proceeds related to fire damage at our Greenville, California branch totaling $218 thousand. Partially offsetting these items was a $209 thousand loss on the sale of investment securities.

During 2021, total non-interest expense increased by $2.3 million from the comparable period in 2020. The largest components of this increase were increases of $882 thousand in outside service fees, $623 thousand in professional fees, $621 thousand in occupancy and equipment expense, and $203 thousand in deposit insurance. Much of the increases in these categories relate to our Yuba City, California branch which was formerly BFR.

Included in outside service fees and professional fees during 2021 were $423 thousand and $484 thousand, respectively attributable to the Yuba City branch much of which is nonrecurring in nature. Occupancy and equipment expense related to the Yuba City facility totaled $325 thousand.

The largest decline in non-interest expense was $490 thousand in salary and benefit expense as costs related to increases in salaries, bonus and other components of salary and benefit expense were offset by an Employee Retention Credit of $2.3 million.

During the three months ended December 31, 2021, non-interest expense increased by $1.4 million from $6.4 million during the three months ended December 31, 2020, to $7.8 million during the current quarter. The largest components of this increase were increases of $387 thousand in salary and benefit expense, $325 thousand in occupancy and equipment costs and $317 thousand in outside service fees. Salary and benefits at our Yuba City branch totaled $381 thousand, occupancy and equipment costs totaled $157 thousand and outside services totaled $180 thousand.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fourteen branches: twelve located in the California counties of Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates three loan production offices located in the California Counties of Butte and Placer and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of December 31,
	2021	2020	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$380,584	$184,909	$195,675	105.8%
Investment securities	305,914	179,613	126,301	70.3%
Loans held for sale	31,277	693	30,584	4413.3%
Loans, net of allowance for loan losses	829,385	700,102	129,283	18.5%
Premises and equipment, net	16,424	14,016	2,408	17.2%
Bank owned life insurance	15,844	13,526	2,318	17.1%
Real estate acquired through foreclosure	487	403	84	20.8%
Goodwill	5,502	-	5,502	100.0%
Accrued interest receivable and other assets	28,657	18,314	10,343	56.5%
Total assets	$1,614,074	$1,111,576	$502,498	45.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,438,999	$973,974	$465,025	47.7%
Accrued interest payable and other liabilities	30,683	27,138	3,545	13.1%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	1,479,992	1,011,422	468,570	46.3%
Common stock	26,801	7,656	19,145	250.1%
Retained earnings	105,681	87,753	17,928	20.4%
Accumulated other comprehensive income, net	1,600	4,745	(3,145)	-66.3%
Shareholders’ equity	134,082	100,154	33,928	33.9%
Total liabilities and shareholders’ equity	$1,614,074	$1,111,576	$502,498	45.2%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE YEAR ENDED DECEMBER 31,	2021	2020	Dollar Change	Percentage Change

Interest income	$48,070	$39,624	$8,446	21.3%
Interest expense	1,136	1,228	(92)	-7.5%
Net interest income before provision for loan losses	46,934	38,396	8,538	22.2%
Provision for loan losses	1,125	3,175	(2,050)	-64.6%
Net interest income after provision for loan losses	45,809	35,221	10,588	30.1%
Non-interest income	8,716	8,463	253	3.0%
Non-interest expense	26,038	23,732	2,306	9.7%
Income before income taxes	28,487	19,952	8,535	42.8%
Provision for income taxes	7,478	5,477	2,001	36.5%
Net income	$21,009	$14,475	$6,534	45.1%

Basic earnings per share	$3.82	$2.80	$1.02	36.4%
Diluted earnings per share	$3.76	$2.77	$0.99	35.7%

FOR THE THREE MONTHS ENDED DECEMBER 31,	2021	2020	Dollar Change	Percentage Change

Interest income	$13,284	$10,769	$2,515	23.4%
Interest expense	310	277	33	11.9%
Net interest income before provision for loan losses	12,974	10,492	2,482	23.7%
Provision for loan losses	250	375	(125)	-33.3%
Net interest income after provision for loan losses	12,724	10,117	2,607	25.8%
Non-interest income	2,485	2,154	331	15.4%
Non-interest expense	7,813	6,362	1,451	22.8%
Income before income taxes	7,396	5,909	1,487	25.2%
Provision for income taxes	1,894	1,627	267	16.4%
Net income	$5,502	$4,282	$1,220	28.5%

Basic earnings per share	$0.95	$0.83	$0.12	14.5%
Diluted earnings per share	$0.93	$0.82	$0.11	13.4%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Year Ended			Three Months Ended
	12/31/2021	12/31/2020	12/31/2019	12/31/2021	12/31/2020
EARNINGS PER SHARE
Basic earnings per share	$3.82	$2.80	$3.01	$0.95	$0.83
Diluted earnings per share	$3.76	$2.77	$2.97	$0.93	$0.82
Weighted average shares outstanding	5,502	5,177	5,155	5,814	5,182
Weighted average diluted shares outstanding	5,583	5,230	5,228	5,903	5,234
Cash dividends paid per share[1]	$0.56	$0.36	$0.46	$0.14	$0.12

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.52%	1.43%	1.82%	1.35%	1.50%
Return on average equity	17.8%	15.5%	20.2%	16.5%	17.4%
Yield on earning assets	3.72%	4.15%	4.97%	3.52%	4.00%
Rate paid on interest-bearing liabilities	0.19%	0.25%	0.39%	0.17%	0.22%
Net interest margin	3.63%	4.02%	4.75%	3.44%	3.90%
Noninterest income to average assets	0.63%	0.83%	0.95%	0.61%	0.76%
Noninterest expense to average assets	1.88%	2.34%	2.68%	1.92%	2.23%
Efficiency ratio[2]	46.8%	50.6%	49.9%	50.5%	50.3%

	12/31/2021	12/31/2020	12/31/2019
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$10,352	$9,902	$7,243
Allowance for loan losses as a percentage of total loans	1.23%	1.40%	1.17%
Allowance for loan losses as a percentage of total loans -
excluding PPP loans	1.29%	1.55%	1.17%
Nonperforming loans	$4,863	$2,536	$2,050
Nonperforming assets	$5,397	$2,970	$2,813
Nonperforming loans as a percentage of total loans	0.58%	0.36%	0.33%
Nonperforming assets as a percentage of total assets	0.33%	0.27%	0.33%
Net charge-offs	$675	$516	$1,215
Net charge-offs as a percentage of average loans	0.09%	0.07%	0.21%

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,817	5,182	5,166
Shareholders' equity	$134,082	$100,154	$84,505
Book value per common share	$23.05	$19.33	$16.36
Tangible common equity[3]	$127,067	$99,432	$83,584
Tangible book value per common share[4]	$21.84	$19.19	$16.18
Tangible common equity to total assets	7.9%	8.9%	9.7%
Gross loans to deposits	58.3%	72.9%	82.6%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	8.4%	9.2%	10.4%
Common Equity Tier 1 Ratio	14.4%	14.2%	13.1%
Tier 1 Risk-Based Capital Ratio	14.4%	14.2%	13.1%
Total Risk-Based Capital Ratio	15.5%	15.4%	14.2%

(1) The Company paid  a quarterly cash dividend of 14 cents per share on February 15, 2021, May 17, 2021, August 16, 2021 and November 15, 2021 and quarterly cash dividends of 12 cents per share on  May 15, 2020, August 14, 2020 and November 16, 2020.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less core deposit intangibles.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.